UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 23, 2014

COLUMBIA LABORATORIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-10352	59-2758596
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4 Liberty Square Boston, Massachusetts	02109
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 639-1500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 23, 2014, the Board of Directors of Columbia Laboratories, Inc. (the “Company”) appointed George O. Elston as the Company’s new Chief Financial Officer, effective October 1, 2014, to replace Jonathan Lloyd Jones, who is stepping down from the role to pursue other opportunities.

Mr. Elston, 50, has over 20 years of experience as a senior financial executive. Mr. Elston has served as Senior Vice President and Chief Financial Officer of KBI Biopharma Inc., a biopharmaceutical contract development and manufacturing firm (“KBI Biopharma”), since February 2013. Prior to joining KBI Biopharma, Mr. Elston served as Corporate Advisor of Optherion, Inc. (“Optherion”), a biopharmaceutical company developing biologic drugs for the treatment of ophthalmic and autoimmune diseases, from January 2010 to September 2010. Prior to assuming his role as Corporate Advisor, Mr. Elston served as Chief Financial Officer of Optherion, from January 2008 to January 2010. Prior to joining Optherion, Mr. Elston served as a senior executive of Elusys Therapeutics, Inc., a biopharmaceutical company developing antibody-based therapies for life threatening infectious diseases, from May 2000 to September 2007. Mr. Elston has served on the board of directors of Celldex Therapeutics, Inc. since 2004, which became a public reporting company in 2008, and has been Chairman of its audit committee since 2004. He has also served as a trustee for the Deutsche Bank DBX ETF Trust since October 2010.

The Company entered into an employment agreement with Mr. Elston on September 23, 2014 (the “Employment Agreement”), which will become effective on October 1, 2014, when Mr. Elston assumes the role of Chief Financial Officer of the Company. Pursuant to the terms of the Employment Agreement, Mr. Elston’s annual base salary will be $300,000. Beginning in 2015, Mr. Elston will also be eligible to receive a target annual bonus of 40% of his base salary, as then in effect, as determined by the Board of Directors. Mr. Elston will also be entitled to participate in the Company’s stock option plan, as in effect from time to time, and will receive an initial option award to purchase 75,000 shares of the Company’s common stock, which option will have a life of seven years and vest at the rate of one-quarter per year on each of the first four anniversaries of the grant date. Mr. Elston will also be eligible to receive reimbursement in an amount up to fifty thousand dollars ($50,000) for applicable temporary living and relocation expenses incurred by him prior to the earlier of (i) completion of his relocation from New Jersey and (ii) July 31, 2015. Mr. Elston will also be eligible to participate in all employee benefit programs generally available to other executive level employees of the Company.

The foregoing is only a brief description of the material terms of the Employment Agreement, does not purport to be a complete description of the rights and obligations of the parties thereunder, and is qualified in its entirety by reference to the full text of the Employment Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 7.01. Regulation FD Disclosure.

On September 24, 2014, the Company issued a press release entitled “Columbia Laboratories Announces Appointment of New Chief Financial Officer,” announcing that Mr. Elston will be joining the Company as its new Chief Financial Officer to replace Jonathan Lloyd Jones, who is stepping down from the role to pursue other opportunities. A copy of the press release is furnished and attached as Exhibit 99.1 hereto and is incorporated herein by reference.

The information being furnished pursuant to Item 7.01 of this Current Report on Form 8-K and contained in Exhibit 99.1 shall not be deemed to be “filed” for purposes of Section 18 of the Exchange

Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liability of that section, and shall not be incorporated by reference into any registration statement or other document filed under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

10.1	Employment Agreement by and between Columbia Laboratories, Inc. and George O. Elston, effective October 1, 2014.

99.1	Press Release dated September 24, 2014, entitled “Columbia Laboratories Announces Appointment of New Chief Financial Officer.”

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COLUMBIA LABORATORIES, INC.

By:	/s/ Frank C. Condella, Jr.
Name:	Frank C. Condella, Jr.
Title:	President and Chief Executive Officer

Date: September 26, 2014